UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 25, 2014

FRESH HEALTHY VENDING INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-177305	45-2511250
(Commission File Number)	(IRS Employer Identification No.)

9650 Scranton Road, Suite 801, San Diego, CA 92121
(Address of Principal Executive Offices)

858-210-4200
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01        Other Events.

On July 19, 2013, we completed the sale of 2,788,369 shares of our common stock to various purchasers in exchange for cash proceeds totaling $1,210,000, as more particularly described in our Current Report on Form 8-K filed with the Commission on July 25, 2013. On February 25, 2014, our board of directors determined it to be in the best interest of the company to allow purchasers holding 2,235,958 shares of common stock issued in that  placement early release from contractually imposed lock-up and leak-out restrictions.  The shares were previously subject to these restrictions through July 19, 2014 and further restricted by leak-out provisions taking effect after completion of the lock-up period. As a result these purchasers may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations.  In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement (which disappears after one year).

Any substantial sale of our common stock pursuant to Rule 144 may have a material adverse effect on the market price of our common stock. The market price of the shares of our common stock are subject to volatility and could fluctuate as a result of the sale of a substantial number of our shares of common stock in the public market or the perception in the market that the holders of a large or significant number of shares intend to sell their shares.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRESH HEALTHY VENDING INTERNATIONAL, INC.

Date: February 26, 2014	By:	/s/ MARK E. COLE
Mark E. Cole
Chief Financial Officer and Principal Financial Officer